Exhibit 99.1

PRESS RELEASE

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000   www.nei.com

NEI ANNOUNCES STOCK REPURCHASE PROGRAM

Board of Directors Authorizes Resumption of Plan Enacted in June of 2008;

Up to $2 Million Authorized for Repurchase

CANTON, Mass., June 13, 2011 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, appliances, and lifecycle support services for software developers and OEMs worldwide, announced today that its Board of Directors has authorized the repurchase of up to $2 million of its outstanding shares of common stock from time to time on the open market or in non-solicited privately negotiated transactions.  This authorization is the continuation of a repurchase plan initially announced on June 12, 2008.  The plan does not obligate NEI to acquire any particular amount of common stock, and can be suspended at any time at the Company’s sole discretion.

The timing and amount of shares repurchased will be determined based on a 10b5-1 plan and will depend upon market conditions and other factors, including compliance with applicable legal requirements. The Company plans to use existing working capital and future cash generation to finance the repurchases. As of March 31, 2011, NEI reported $15.1 million in cash and cash equivalents on its balance sheet and approximately 43 million shares of common stock outstanding with a tangible net book value of about $1.21 per share.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “Under certain market conditions, we believe that the repurchase of our common stock represents an effective use of our capital and underscores our commitment to maximizing value for our shareholders.”

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s intent to repurchase shares of its common stock, the timing of any such purchases, our belief that the repurchases represent an effective use of capital and underscore our commitment to maximizing value for our shareholders, and any other statements about the future expectations, beliefs, goals, plans or prospects of the Company or the Company’s management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2010 and the most recent Form 10-Q for the quarter ended March 31, 2011 under the sections entitled “Risk Factors” in such reports as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

Contact:

Hayden IR

Peter Seltzberg

646-415-8972

peter@haydenir.com

ir@nei.com

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